Exhibit 99.1

Span-America Reports Improved First Quarter 2015 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--February 3, 2015--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported improved results for the first fiscal quarter ended January 3, 2015. Net income for the first quarter of fiscal 2015 rose 46% to $970,000, or $0.32 per diluted share, compared with $666,000, or $0.22 per diluted share, in the first quarter of fiscal 2014. Net sales for the first quarter of fiscal 2015 were up 6% to $15.7 million compared with $14.9 million in the first quarter of fiscal 2014.

“We are encouraged by the strong performance of our medical business during the first quarter,” stated Jim Ferguson, president and chief executive officer of Span-America. “We experienced broad-based demand for our medical products that was reflected in higher sales, margins and net income compared with the first quarter of last year.

“Our improved results benefited from several medium-sized, large-corporate orders that combined sales of our therapeutic support surfaces and M.C. Healthcare beds. In addition, sales to the Veterans Administration increased significantly during the first quarter this year compared with the same quarter last year, and we believe there are opportunities for further growth in this part of the medical market.

“We are encouraged by the increased demand for our medical products and customer quoting activity during the first quarter of fiscal 2015. This was a noticeable shift from the sluggish demand and general customer hesitancy that we experienced in the third and fourth quarters of fiscal 2014. We also signed a new purchase agreement with a major long-term care provider in Canada, and we expect that agreement to contribute to our future growth in fiscal 2015,” continued Ferguson.

First Quarter Results

Sales for the first quarter of fiscal 2015 rose 6% to $15.7 million compared with $14.9 million in the first quarter of fiscal 2014. The sales increase came from strong growth in the medical segment, partly offset by a decrease in consumer sales within the custom products segment. Sales in the medical segment increased by 21% to $12.8 million on broad-based growth among our product lines. Sales in the custom products segment were down by 32% to $2.9 million primarily due to the loss of a large retail customer in the second quarter of fiscal 2014 as previously reported. Fiscal year 2015 will be a 53-week year for Span-America compared with 52 weeks in fiscal 2014. As a result, the first quarter of fiscal 2015 included 14 weeks of business instead of the usual 13 weeks in the prior year’s first quarter.

Earnings for the first quarter increased by 46% to $970,000, or $0.32 per diluted share, compared with $666,000, or $0.22 per diluted share, in the first quarter last year. The earnings growth was due to the significant increase in medical sales volume compared with the first quarter of last year.

Medical Segment – Total medical sales increased 21% to $12.8 million in the first quarter of fiscal 2015 compared with $10.6 million in the first quarter last year. The growth in medical sales was broad-based, coming from all but one of our medical product lines. Sales of therapeutic support surfaces, our largest medical product line, increased 18% to $6.5 million. Demand for these products increased in the first quarter of fiscal 2015, particularly compared with the soft sales for support surfaces that we saw in the third and fourth quarters of last fiscal year. Sales leaders for the growth in our therapeutic support surfaces included our GeoMattress® all-foam products and our PressureGuard® APM2® and Protocol™ products. Sales of the new PressureGuard Protocol made a significant contribution to our medical sales growth during the quarter, and we are encouraged by customer demand for this new proprietary product.

Sales of M.C. Healthcare products increased by 43% to $3.4 million compared with $2.4 million in the first quarter last year. M.C. Healthcare’s strong sales growth came from our newest Encore™ bed and healthy growth from several other M.C. Healthcare products. This was our second best quarterly sales performance at M.C. Healthcare since we acquired the business in December 2011.

Sales of Span-America’s other medical product lines increased during the first quarter of fiscal 2015 and benefited from an extra sales week compared with the same quarter last year. Sales of mattress overlays increased by 19%, seating sales were up 9%, patient positioner sales grew by 7% during the quarter, and sales of Selan® skin care products increased by 4%. Sales increases in these product lines were offset somewhat by lower sales of our Risk Manager® product line, where sales decreased 20% compared with the first quarter of fiscal 2014.

Custom Products Segment – Total custom products sales decreased by 32% in the first quarter to $2.9 million compared with $4.3 million in the first quarter last year. All of the custom products sales decline was attributable to our consumer bedding product lines. Consumer sales were down 44% to $1.9 million compared with $3.4 million in the first quarter last year primarily due to the loss of a large retail customer as previously reported. Our sales to this customer ended in February 2014, and we resumed shipping products to them in late November 2014. Current sales levels to this customer are at a run rate of approximately half of the sales levels that we had during fiscal 2014 before losing the business. If sales to this customer are excluded from both first quarter periods, sales of consumer bedding products would have decreased by 17% in the first quarter of fiscal 2015 compared with the same quarter last year because of routine changes in sales programs as retailers refreshed their product offerings.

Sales from our industrial product lines, included within the custom products segment, rose 13% to $998,000 in the first quarter of fiscal 2015 compared with $881,000 in the same quarter last year. This marked our sixth consecutive quarterly increase in industrial product line sales, which have benefited from the strong manufacturing economy in our region. Industrial sales growth in the first quarter came from a healthy combination of new and existing customers primarily in the automotive and packaging markets.

Earnings – Our strong earnings performance for the first quarter was driven primarily from growth in the medical segment. Our gross profit level increased 14% to $5.4 million compared with $4.8 million in the first quarter last year, and our gross margin percentage rose to 34.7% compared with 32.2% in the same quarter last year. The increases in gross profit dollars and gross margin percentage were the result of the $2.2 million increase in medical sales during the quarter and a more profitable sales mix in the first quarter this year compared with the first quarter last year. Medical sales, which generally carry a higher margin than custom products sales, rose to 82% of total sales during the first quarter of this year compared with 71% in the year-earlier quarter.

Selling and marketing expenses were up by 11% to $2.8 million due to increases in expenses related to higher medical sales volume, including shipping, commissions and samples expense. We also had higher marketing expenses in the custom products segment related to the launch of our geomattress.com website. R&D expenses declined 3% to $280,000 due to normal quarter-to-quarter fluctuations in our product development costs. Administrative expenses increased by 6% to $1.1 million due to increases in property/casualty insurance, incentive compensation expenses and lower income from officer life insurance policies.

Operating income increased by 34% to $1.3 million for the first quarter this year compared with $1.0 million in the first quarter last year. Net income for the first quarter rose 46% to $970,000, or $0.32 per diluted share, compared with $666,000, or $0.22 per diluted share, in the first quarter last year. The increases in operating income and net income were due primarily to the increase in medical sales volume during the first quarter.

Future Outlook

“We expect that our sales and earnings for fiscal year 2015 will be higher than they were in fiscal 2014 due to anticipated increases in medical sales volume during the remainder of the fiscal year and in custom products sales volume primarily during the third and fourth quarters of fiscal 2015,” continued Mr. Ferguson. “During the second quarter of fiscal 2015, we expect sales and earnings to be similar to the levels we achieved in the second quarter of fiscal 2014.

“We are pleased with the increased demand for our medical products across our product lines. We remain optimistic about reporting improved sales and earnings in fiscal 2015 based on increased demand from our medical segment and the resumption of sales of consumer bedding products to a large retail customer,” concluded Ferguson.

Conference Call

The company will conduct a conference call at 10:00 a.m. ET on Wednesday, February 4, 2015, to review the Company’s financial and operating results for the first quarter ended January 3, 2015. A live broadcast of the conference call will be available online at www.spanamerica.com under investor relations on the Company tab. The online replay will follow immediately and continue for 30 days.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore™, Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical and custom products segments, (b) the possibility of disruptions in our consumer products business related to the transfer of our exclusive distribution agreement from Louisville Bedding Company to Hollander Home Fashions in May 2013 as a result of the sale of Louisville Bedding’s utility bedding retail business to Hollander, (c) the possibility of a loss of a key customer or distributor for our products, (d) risks related to international operations and foreign exchange associated with our Canadian subsidiary, (e) the possibility of having material uncollectible receivables from one or more key customers or distributors, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA and Health Canada regulation of medical device manufacturing and (n) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

		Three Months Ended
		Jan. 3,	Dec. 28,
		2015	2013	% Change

	Net sales	$15,720,674	$14,853,277	6%
	Cost of goods sold	10,271,694	10,065,482	2%
	Gross profit	5,448,980	4,787,795	14%
		34.7%	32.2%

	Selling and marketing expenses	2,760,234	2,487,050	11%
	Research and development expenses	279,678	288,770	-3%
	General and administrative expenses	1,065,004	1,006,964	6%
		4,104,916	3,782,784	9%

	Operating income	1,344,064	1,005,011	34%
		8.5%	6.8%
	Non-operating income (expense):
	Interest expense	(3,160)	(3,194)	1%
	Investment income and other	69,421	9,312	646%
	Net non-operating income (expense)	66,261	6,118	983%

	Income before income taxes	1,410,325	1,011,129	39%

	Income taxes	440,000	345,000	28%
	Net income	$970,325	$666,129	46%
		6.2%	4.5%

	Net income per common share:
	Basic	$0.33	$0.23	44%
	Diluted	0.32	0.22	45%

	Dividends per common share (1)	$1.15	$0.14	721%

	Weighted average shares outstanding:
	Basic	2,962,007	2,927,416	1%
	Diluted	2,997,116	2,977,241	1%

	Supplemental data:
	Depreciation expense	$211,294	$179,794	18%
	Amortization expense	95,488	138,442	-31%

(1)

Dividends per share for the quarter ended January 3, 2015, include a special dividend of $1.00 per share declared on November 12, 2014 and paid on January 7, 2015 to shareholders of record on December 17, 2014.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Jan. 3,	Sept. 27,
	2015	2014
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$7,244,458	$6,865,931
Accounts receivable, net of allowances	7,048,683	5,851,822
Inventories	6,228,481	7,395,955
Deferred income taxes	272,198	271,828
Prepaid expenses	798,487	760,967
Total current assets	21,592,307	21,146,503

Property and equipment, net	4,734,193	4,888,096
Goodwill	4,169,562	4,291,843
Intangibles, net	2,650,033	2,860,260
Other assets	2,793,166	2,660,132
	$35,939,261	$35,846,834

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,146,388	$2,477,198
Accrued and sundry liabilities	2,472,897	2,051,662
Accrued dividends	2,962,007	-
Total current liabilities	7,581,292	4,528,860

Deferred income taxes	156,518	160,685
Deferred compensation	437,077	457,457
Total long-term liabilities	593,595	618,142

Total liabilities	8,174,887	5,147,002

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,962,007 (Jan. 3, 2015) and (Sept. 27, 2014)	3,064,658	3,064,658
Additional paid-in capital	913,493	906,834
Retained earnings	25,299,785	27,735,768
Accumulated other comprehensive loss	(1,513,562)	(1,007,428)
Total shareholders' equity	27,764,374	30,699,832

	$35,939,261	$35,846,834

Note: The Balance Sheet at September 27, 2014 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer